UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 28, 2007

FRANKLIN TOWERS ENTERPRISES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

333-135199 (Commission File Number)	20-4069588 (IRS Employer Identification No.)

5 Ash Drive
Center Barnstead, NH 03225
(Address of Principal Executive Offices, Zip Code)

(702) 966-0436
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section – Other Events

Item 8.01 Other Events

Letter Agreement with Wintus Holdings, Ltd.

On November 28, 2007, Franklin Towers Enterprises, Inc., a Nevada corporation (the “Registrant”), entered into a binding letter agreement with Chongqing Wintus New Star Enterprises Group, Ltd., a limited liability company organized under the laws of the People’s Republic of China (“Wintus”), pursuant to which the Registrant intends to acquire certain assets of Wintus, including the stock of their seven wholly owned Chinese subsidiaries. The business of Wintus is focused on the production of raw silk and the subsequent processing and sales of various silk products. As consideration for the assets, the Registrant agreed pay a combination of cash and stock, in amounts to be mutually agreed upon after the Registrant has completed its due diligence investigation of Wintus’ assets (the “Letter Agreement”).

Wintus agreed that it will not, directly or indirectly, solicit any offers or enter into a business combination or enter into any discussions with any other party for the assets contemplated by the Letter Agreement. The closing of the transaction contemplated by the Letter Agreement will occur after, among others, the parties have conducted their due diligence investigation and the delivery of audited financial statements of Wintus.

The foregoing description of the Letter Agreement does not purport to be complete and is qualified in its entirety by reference to the Letter Agreement which is attached hereto as Exhibit 10.7.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.7	Letter Agreement, dated November 28, 2007, between the Registrant and Chongqing Wintus New Star Enterprises Group, Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRANKLIN TOWERS ENTERPRISES, INC.

By:	/s/ Kelly Fan
Name:	Kelly Fan
Title:	President and Chief Executive Officer

Date: November 29, 2007